United States securities and exchange commission logo





                           December 21, 2020

       Gregory Daily
       Chief Executive Officer
       i3 Verticals, Inc.
       40 Burton Hills Blvd., Suite 415
       Nashville, TN 37215

                                                        Re: i3 Verticals, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed December 16,
2020
                                                            File No. 333-251386

       Dear Mr. Daily:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Donald
Field at 202-551-3680 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Trade & Services